Exhibit 99.1

GLOBESTAR THERAPEUTICS ENTERS INTO MOU WITH ADVANCED INNOVATIVE PARTNERS TO DEVELOP CLINICAL STUDIES FOR MULTIPLE SCLEROSIS TREATMENT

RICHLAND, WA & PALM BEACH, FL (June 13, 2023). GlobeStar Therapeutics Corporation (OTC PINK:GSTC) (GSTC), a clinical-stage pharmaceutical company focused on advancing new therapies for Multiple Sclerosis (MS) and other neurological diseases, and Advanced Innovative Partners (AIP), a clinical-stage biotechnology company focusing on the development of therapeutics and diagnostics, today announced that they have entered into a memorandum of understanding to collaborate to design and implement clinical trials for Project Amethyst™, a compound intended to treat neurodegeneration from multiple sclerosis (MS). GSTC is the exclusive worldwide licensee for Project Amethyst™, including all patents and patent applications relating thereto, including U.S. Patent #10610592.

James C. Katzaroff, President and CEO of GlobeStar Therapeutics Corporation stated: “Given AIP’s strong global relationships with universities, medical associations and hospitals, and its considerable experience in clinical trials, we are delighted that AIP will collaborate with GlobeStar to advance trials for Project Amethyst™. My relationship with AIP’s founder, Stanley Satz extends over decades and I am grateful for his and AIP’s support.”

Stanley Satz, PhD., AIP’s Chairman and Chief Science Officer said: “Our team has considerable domestic and international experience developing and implementing clinical trials for radiopharmaceuticals and other therapies with world renowned colleagues in the areas of oncology, rare pediatric diseases, infectious disease and biomedical countermeasures. We were impressed with the clinical results obtained in Italy for treatments of Multiple Sclerosis patients using Project Amethyst™. These results provide a good foundation for establishing more comprehensive clinical trials with AIP’s partners. We are thrilled to advance the opportunities for Project Amethyst™.

The implementation of the Memorandum of Understanding is subject to the execution of definitive agreements and other customary conditions. After these conditions are met, the MOU contemplates that GSTC will lead the effort, contribute related rights to Project Amethyst™, and have primary responsibility for financing, supply chain, manufacturing, and sales, while AIP will introduce potential partners to collaborate in the clinical study, manufacturing, distribution, and finance.

About GlobeStar Therapeutics

GlobeStar Therapeutics Corporation (OTC PINK:GSTC) (GSTC)’s mission is to pioneer biotechnology in transformative therapies for the management of chronic neurodegenerative diseases. In an initial study of Project Amethyst™ in Italy of 150 volunteers, 90 between 25 and 65 years of age with MS disease and 60 healthy volunteers, the average Expanded Disability Status Scale (EDSS) score for subjects with MS dropped by at least 1.3 points for pre-treatment and an average of 4.02 points after treatment. After 45 days of treatment, all subjects reported an improvement in balance and motor control of all extremities, and most reported an improvement in bladder control. GSTC is the exclusive global licensee of the Project Amethyst™ patents and patent applications. For additional information see: www.globestartherapeutics.com.

About Advanced Innovative Partners

Advanced Innovative Partners is a private clinical stage company focused on developing therapeutic and diagnostic radiopharmaceuticals for oncology, rare pediatric diseases, infectious disease and biomedical countermeasures The company’s robust nuclear medicine product portfolio includes specialty pharmaceuticals enabling personalized medicine. For additional information about AIP please visit www.advancedinnovativepartners.com

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